Exhibit 10(b)
                           Written Consent of Deloitte & Touche LLP



INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement No. 333-25289 of Variable Annuity - 1 Series Account of First Great-West Life & Annuity Insurance Company of our report dated February 22, 2000 on the financial statements of Variable Annuity - 1 Series Account and our report dated January 31, 2000 on the financial statements of First Great-West Life & Annuity Insurance Company and to the reference to us under the headings of "Condensed Financial Information" and "Experts" in such Prospectus and under the heading "Experts" in the Statement of Additional Information, which is part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP

Denver, Colorado
April 14, 2000